CNL Strategic Capital, LLC 8-K

Exhibit 99.1

News Release

For information contact: Colleen Johnson Senior Vice President Marketing and Communications CNL Financial Group 407-650-1223

CNL Strategic capital enters into agreement

to acquire third portfolio company

(Orlando, Fla.) June 27, 2019 — CNL Strategic Capital, LLC has entered into a purchase agreement to acquire a controlling interest in the U.S. Roundtables business of Auriemma Consulting Group, Inc., a subscription-based information services and data analytics company for the consumer finance industry.

Founded in 1984, the Auriemma Group provides data analytics, benchmarking, and information and advisory solutions to the consumer finance industry. The business serves companies in the credit card, automotive finance, retail banking, wealth management and fintech segments. It provides valuable industry insights and data on niche topic areas using a “give-to-get” model. Member companies rely on this intelligence to manage their operations and view participation as business-critical.

The sale is anticipated to close during the third quarter of 2019, and is subject to customary closing conditions.

About CNL Strategic Capital

CNL Strategic Capital is a publicly registered, non-traded limited liability company that seeks to provide current income and long-term appreciation to individuals by acquiring controlling equity stakes in combination with loan positions in durable and growing middle-market businesses. The company is externally managed by CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC. For additional information, please visit cnlstrategiccapital.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For additional information, please visit cnl.com.

About Levine Leichtman Capital Partners

Levine Leichtman Capital Partners (LLCP) is a Los Angeles, California based private investment firm that has managed approximately $10.2 billion of institutional capital since its inception. LLCP invests in middle market companies located in the United States, the United Kingdom and Europe. LLCP is currently making

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new investments through Levine Leichtman Capital Partners VI, L.P., Levine Leichtman Capital Partners Europe II SCSP, LLCP Lower Middle Market Fund, L.P. and Levine Leichtman Strategic Capital, LLC. LLCP has offices in Los Angeles, New York, Dallas, Chicago, Charlotte, London, Stockholm and The Hague. For additional information, please visit llcp.com.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of CNL Strategic Capital’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond CNL Strategic Capital’s control. Important risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the Company’s ability to pay distributions and the sources of such distribution payments, the Company’s ability to locate and make suitable investments and other risks  described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and the other documents filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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